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                                                                    EXHIBIT 10.3

                               SERVICES AGREEMENT

                  AGREEMENT, dated as of October 16, 1995 (this "Agreement"), by and between Loews Corporation, a Delaware corporation ("Loews"), and Diamond Offshore Drilling, Inc., a Delaware corporation ("Diamond Offshore").

                                   WITNESSETH:

                  WHEREAS, Diamond Offshore (which term, as used in this Agreement, shall include Diamond Offshore and its subsidiaries unless the context otherwise requires) is a subsidiary of Loews;

                  WHEREAS, Loews performs certain administrative, technical and ministerial services in connection with the operation of its business (hereinafter referred to collectively as "Staff Services");

                  WHEREAS, greater efficiency and reduced costs result from the economies of scale associated with the provision of certain Staff Services by Loews for itself, Diamond Offshore and Loews's other subsidiaries;

                  WHEREAS, Loews is experienced in the provision of Staff Services for its subsidiaries and third parties, and, by virtue of its purchasing power, is able to obtain discounts from certain suppliers of goods and services;

                  WHEREAS, Loews has, from time to time, provided such Staff Services to Diamond Offshore pursuant to that certain Services Agreement, dated as of July 1, 1992, by and between Loews and Diamond Offshore (the "1992 Services Agreement");

                  WHEREAS, Diamond Offshore desires to continue to avail itself of such services, and Loews desires to continue to provide such services pursuant to this Agreement, which amends, restates and supersedes the 1992 Services Agreement in its entirety;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereto agree as follows:



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                  SECTION 1. Services Provided By Loews.

                  Loews shall provide or cause to be provided to Diamond Offshore, as requested by Diamond Offshore, the following Staff Services in connection with the operations of Diamond Offshore:

                  (a) Personnel Services. Loews's Personnel Department shall assist Diamond Offshore with respect to the hiring, training and discharge of employees of Diamond Offshore, the establishment of personnel policies and practices and salary administration, negotiation with labor unions, if any, and the administration of employee benefits provided by Diamond Offshore, as the parties hereto may from time to time agree.

                  (b) Telecommunications. Loews shall assist Diamond Offshore in the acquisition, maintenance and management of telecommunications equipment and services, as the parties hereto may from time to time agree.

                  (c) Purchasing Services. Loews's Purchasing Department shall, from time to time, as the parties hereto may agree in individual circumstances, assist Diamond Offshore in the purchase of certain goods and services for Diamond Offshore.

                  (d) Accounting Services. Loews's Accounting Department shall assist Diamond Offshore's Accounting Department and provide general and specific accounting services including services in relation to financial reporting as the parties hereto may from time to time agree.

                  (e) Data Processing Services. Loews's MIS Department shall (i) assist Diamond Offshore in the establishing, maintaining and developing computer systems which Diamond Offshore shall maintain for its operations and (ii) provide access to Loews's centralized data processing services and facilities, where appropriate, as the parties hereto may from time to time agree.

                  (f) Cash Management Services. Loews's Treasurer's Department shall, as the parties hereto may from time to time agree, assist Diamond Offshore with respect to the collection, holding and disbursement of cash receipts of Diamond Offshore, all of which shall ultimately be under the control and for the benefit of Diamond Offshore.



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                  (g) Tax Preparation. Loews shall advise and assist Diamond
Offshore in preparing and filing foreign, federal, state and other tax returns, handling discussions and proceedings with tax authorities, and planning with respect to tax liabilities, as the parties hereto may from time to time agree.

                  (h) Insurance. Loews's Insurance Department shall assist Diamond Offshore in obtaining insurance and administering claims thereunder, as the parties hereto may from time to time agree.

                  (i) Real Estate Management. Loews's Real Estate Department shall, as the parties hereto may from time to time agree, assist Diamond Offshore in purchasing and selling real property, leasing and administering leased properties and handling tax proceedings concerning such properties.

                  (j) Internal Audit. Loews's Internal Audit Department shall, as the parties hereto may from time to time agree, provide internal audit services to Diamond Offshore.

                  (k) Miscellaneous. Loews shall provide other miscellaneous Staff Services to Diamond Offshore, as the parties hereto may from time to time agree.

                  SECTION 2. Relationship of the Parties.

                  (a) Each party acknowledges that the services provided hereunder by Loews are intended to be administrative, technical or ministerial and are not intended to set policy for Diamond Offshore. Each party shall continue to set corporate policy independently through its own Board of Directors.

                  (b) In all activities under this Agreement, each party shall be an independent contractor, except as may be otherwise specifically provided in writing and authorized by the appropriate Board of Directors. Nothing in this Agreement shall be deemed to (i) make either party or any employee of such party the agent, employee, joint venturer or partner of the other party or (ii) create in either party the right or authority to incur any obligation or contract for any services from third parties on behalf of the other party or to bind such other party in any way whatsoever except as may be expressly provided in this Agreement.

                  (c) Loews shall have no liability for any act or omission in connection with this Agreement other than repeating a service for the purpose of correcting an act or omission where reasonable and appropriate



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under the circumstances. Neither party shall be liable to the other party in respect of an act or omission in connection with this Agreement, for loss of profits, good will or any other general, indirect, special or consequential damages of any kind. Except as expressly set forth in this Section 2, Loews makes no representations or warranties with respect to the services to be provided under this Agreement.

                  (d) Diamond Offshore hereby agrees to defend, indemnify and save Loews and its affiliates (other than Diamond Offshore and its subsidiaries), officers, directors, employees and agents harmless from and against any and all loss, claim, damage, liability, cost or expense, including reasonable attorneys' fees, incurred by Loews or any such affiliates based upon a claim by or liability to a third party arising out of the Staff Services to be provided by Loews hereunder, unless due to the gross negligence or wilful misconduct of Loews or its affiliates.

                  SECTION 3. Fee, Costs and Expenses.

                  Costs and expenses incurred by Loews in providing the Staff Services to Diamond Offshore shall be allocated as follows or as the parties may otherwise agree:

                  (a) Diamond Offshore shall reimburse Loews for the Staff Services received by it in an amount not to exceed the allocated personnel costs (i.e., wages, salaries, employee benefits and payroll taxes) of the Loews's personnel actually providing such services.

                  (b) All out-of-pocket costs for goods and services in relation to Staff Services shall be borne by Diamond Offshore.

                  SECTION 4. Term.

                  This Agreement may be terminated by Diamond Offshore at any time on not less than 30 days' prior written notice to Loews. This Agreement may be terminated by Loews at any time on not less than six months' prior written notice to Diamond Offshore.

                  SECTION 5. Notices.

                  All notices, consents and other communications hereunder shall be in writing and shall be deemed given hereunder when sent by certified mail, return receipt requested, or delivered by hand to the parties at the



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following addresses, or at any other address as either party may, from time to time, specify by notice to the other:

                  If to Loews:

                  Loews Corporation
                  667 Madison Avenue
                  New York, New York 10021
                  Attention: Corporate Secretary

                  If to Diamond Offshore:

                  Diamond Offshore Drilling, Inc.
                  P.O. Box 4558
                  Houston, Texas 77210
                  Attention: Corporate Secretary

                  SECTION 6. Miscellaneous.

                  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof. Neither party may assign any of its rights or obligations under this Agreement without the express written consent of the other party. This Agreement amends, restates and supersedes the 1992 Services Agreement in its entirety.



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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first above written.

                                       LOEWS CORPORATION



                                       By: /s/ Herbert C. Hofmann
                                          --------------------------------------
                                       Name: Herbert C. Hofmann
                                            ------------------------------------
                                       Title: Senior Vice President
                                             -----------------------------------


                                       DIAMOND OFFSHORE DRILLING, INC.



                                       By: /s/ Richard L. Lionberger
                                          --------------------------------------
                                       Name: Richard L. Lionberger
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------



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